Exhibit 99.1

MAXIMUS Reports Fiscal 2009 Fourth Quarter and Year End Results

Solid Fourth Quarter and Fiscal Year from Continuing Operations; Company Introduces 2010 Outlook

Strengthens Focus on Health and Human Services by Exiting ERP Business

RESTON, Va.--(BUSINESS WIRE)--November 12, 2009--MAXIMUS (NYSE: MMS), a leading provider of government services, today reported results for its fourth quarter and fiscal year ended September 30, 2009. These results reflect the Company’s decision to divest its ERP division, which has been accounted for as discontinued operations. Prior period data has been adjusted to reflect the discontinued operations.

Key highlights include:

  On a constant currency basis, revenue for the fourth quarter increased 10.9% to $194.0 million and 6.5% to $717.3 million for the full fiscal year compared to the same periods last year.
  Adjusted earnings per diluted share from continuing operations increased 11.0% to $0.81 for the fourth quarter and increased 8.2% to $2.91 for fiscal 2009 compared to the same periods last year.
  Cash provided by operating activities from continuing operations of $34.2 million and free cash flow of $7.6 million for the full year. Normalized for the Texas settlement, net of recoveries, adjusted cash provided by operating activities from continuing operations was approximately $47.0 million for fiscal 2009.
  Cash and cash equivalents were $87.8 million at September 30, 2009.
  Record backlog of $1.8 billion at September 30, 2009; new sales awards totaling $1.1 billion at September 30, 2009 and a total sales pipeline of $1.4 billion at November 3, 2009.
  Continuing to focus on its core health and human services business, the Company plans to divest its ERP division, which has been accounted for as discontinued operations.

Revenue for the fiscal 2009 fourth quarter increased 9.3% to $194.0 million versus $177.5 million reported for the same period last year and for the full fiscal year increased 3.4% to $717.3 million compared to $693.7 million last year. Organic growth for fiscal 2009 was 2.3% compared to fiscal 2008. On a constant currency basis, revenue grew 10.9% in the fourth quarter and 6.5% for the full year compared to the same periods last year. Revenue growth was driven by new work in the Company’s Operations Segment, which offset decreases in the Consulting Segment.

MAXIMUS reported GAAP net income from continuing operations of $14.4 million, or $0.80 per diluted share, for the fourth quarter and $54.6 million, or $3.05 per diluted share, for the full fiscal year, which included a net benefit of $0.14 per diluted share from insurance recoveries, net of legal expenses. Adjusted diluted earnings per share from continuing operations for the fourth quarter increased 11.0% to $0.81, compared to $0.73 reported for the same period last year and for the full fiscal year grew 8.2% to $2.91, versus $2.69 for fiscal 2008.

To further strengthen its focus on its core business, the Company decided to divest its ERP division, which has been accounted for as discontinued operations. As a result, the Company reported a net loss in the fourth quarter from discontinued operations of $5.9 million, or $0.32 per share, which includes a provision to cover future costs to successfully complete a large legacy project and the write-off of certain long-term assets. For the full year, MAXIMUS reported a net loss from discontinued operations of $8.0 million, or $0.45 per share. The Company filed a Form 8-K on November 12, 2009 to reflect this reclassification in its financial results detailed by quarter for the last two fiscal years.

“We capped off a successful year with solid performance from continuing operations, which delivered a consolidated operating margin of 11.9%,” commented Richard A. Montoni, Chief Executive Officer of MAXIMUS. “Demand for our services remains strong as governments seek to manage costs while meeting the needs of constituents, particularly in light of growing and increasingly complex caseloads. We expect stable demand in our domestic markets to be complemented by accelerated growth internationally; recent wins in Australia and the United Kingdom will contribute to top-line performance in 2010 and beyond.”

Mr. Montoni continued, “Today’s announcement of our decision to divest the ERP business is the next step in building a more reliable and predictable organization focused on the administration of health and human services. Our Operations Segment now comprises 92% of total Company revenue and generates a predictable stream of recurring, profitable revenue. As a result of this increased visibility, we have approximately 93% of forecasted revenues for 2010 in the form of backlog and option periods.”

Operations Segment

Operations Segment revenue for the fourth quarter increased 11.1% to $181.7 million compared to $163.5 million in the prior year period. For fiscal 2009, revenue increased 4.8% to $659.2 million compared to $629.2 million last year; approximately 1.3% was acquired growth. On a constant currency basis, revenue grew 12.8% in the fourth quarter and 8.2% for the full fiscal year compared to the same periods last year. Revenue growth was driven by increases in the federal, domestic health, and international business lines.

Fourth quarter operating income benefited from seasonality in the Company’s tax credit business, which offset required spending for start-up expenses related to new work in Australia and the United Kingdom. Operations Segment operating income for the fourth quarter totaled $24.0 million with operating margin of 13.2% compared to $21.8 million in the fourth quarter of last year. For the full fiscal year, the Segment generated operating income of $83.8 million with a 12.7% operating margin compared to $83.9 million in fiscal 2008. Operating margin results are in-line with the Company’s goal for the segment of 12% to 15%.

Consulting Segment

Segment results exclude the ERP division, which has been accounted for as discontinued operations. Consulting Segment revenue was $12.3 million in the fiscal 2009 fourth quarter compared to $13.9 million for the same period last year. For the full fiscal year, Consulting Segment revenue was $58.1 million versus $64.4 million last year.

Consulting Segment operating income for the fourth quarter was $0.2 million, with segment operating margin of 1.5%, compared to a loss of $0.9 million for the same period last year. For the full fiscal year, operating income for the Consulting Segment was $2.7 million with a 4.6% operating margin compared to a loss of $0.9 million last year.

Year-over-year results reflect the Company’s wind down in fiscal 2009 of its non-core health care claiming business, which was offset by growth on a large education project.

Backlog, Sales, and Pipeline

Current and historical backlog, sales, and pipeline numbers exclude the ERP division. The Company reported record backlog at September 30, 2009 totaling $1.8 billion compared to $1.3 billion reported for the prior-year period. On an annualized basis, the Company estimates that approximately 93% of forecasted fiscal 2009 revenue is in the form of backlog or options.

Signed contract wins for fiscal 2009 at September 30, 2009, increased 20% to $1.1 billion, compared to $898 million reported for fiscal 2008. New contracts pending at September 30, 2009, (awarded but unsigned) totaled $254 million compared to $107 million reported at September 30, 2008.

Sales opportunities (pipeline) at November 3, 2009, totaled $1.4 billion (consisting of $92 million in proposals pending, $182 million in proposals in preparation and $1.1 billion in proposals tracking) compared to $1.4 billion the prior year.

Balance Sheet and Cash Flows

Cash and cash equivalents totaled $87.8 million at September 30, 2009. For the full fiscal year, cash provided by operating activities from continuing operations totaled $34.2 million with free cash flow of $7.6 million. The Company defines free cash flow as cash provided by operating activities from continuing operations less property, equipment, and capitalized software. Normalized for the Texas settlement, net of recoveries, adjusted cash provided by operating activities from continuing operations was approximately $47.0 million for fiscal 2009.

As expected, capital expenditures increased in the fourth quarter driven principally by start-up expenses related to new work in the Operations Segment, most notably in Australia where the Company doubled its market presence and geographic footprint. As a result, fourth quarter cash provided by operating activities from continuing operations totaled $8.4 million with negative free cash flow of $2.6 million.

Days Sales Outstanding (DSO) from continuing operations totaled 71 days, in line with the Company’s stated range of 65 to 80 days. On August 31, 2009, MAXIMUS paid a quarterly cash dividend of $0.12 per share, and on October 9, 2009, the Company declared a $0.12 per share cash dividend, payable on November 30, 2009 to shareholders of record on November 13, 2009.

Outlook

MAXIMUS expects fiscal 2010 revenue in the range of $790 million to $810 million. The Company is introducing fiscal 2010 earnings guidance in the range of $3.05 to $3.15 per diluted share, which compares to adjusted earnings from continuing operations for fiscal 2009 of $2.91.

Mr. Montoni concluded, “We expect meaningful revenue and earnings growth in 2010 as we benefit from new awards and the expansion of existing programs. This growth is expected to accelerate as these programs ramp in fiscal 2010. Our services are valued in the marketplace, both domestically and abroad where governments are increasingly in need of experienced providers to address legislative and program changes, as well as increasing demand for public services. The many dedicated and talented MAXIMUS employees look forward to working with our government clients in the coming year and beyond to assist with their challenges and respond to new opportunities.”

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call this morning, November 12, 2009, at 9:00 a.m. (ET). The Company has also posted a presentation on its website, under the Investor Relations page, for analysts to follow during the conference call.

The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at www.maximus.com or by calling:

877.407.8289 (Domestic)/201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through November 20, 2009. Callers can access the replay by calling:

877.660.6853 (Domestic)/201.612.7415 (International)
Replay account number: 316
Replay conference ID number: 335523

MAXIMUS is a leading provider of government services and is devoted to providing health and human services program management and consulting services to its clients. The Company has more than 6,000 employees located in more than 220 offices in the United States, Canada, Australia, Israel, and the United Kingdom. Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Quarterly Report filed with the Securities and Exchange Commission, found on www.maximus.com.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to MAXIMUS financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. MAXIMUS management believes providing investors with this information gives additional insights into MAXIMUS results of operations. While MAXIMUS management believes that these non-GAAP financial measures are useful in evaluating MAXIMUS operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

MAXIMUS, Inc. CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)

	September 30,
	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$119,605	$87,815
Restricted cash	2,736	3,919
Accounts receivable — billed, net	119,712	132,058
Accounts receivable — unbilled	9,166	16,706
Current portion of note receivable	746	736
Deferred income taxes	21,901	5,389
Due from insurance carrier	12,500	—
Prepaid expenses and other current assets	7,820	27,250
Current assets of discontinued operations	26,909	18,238
Total current assets	321,095	292,111
Property and equipment, net	33,721	45,286
Capitalized software, net	14,125	18,969
Deferred contract costs, net	5,324	8,206
Goodwill	59,459	61,029
Intangible assets, net	3,699	2,455
Note receivable	1,338	—
Deferred income taxes	10,933	1,239
Other assets	3,785	3,939
Noncurrent assets of discontinued operations	1,475	—
Total assets	$454,954	$433,234
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,612	$44,368
Accrued compensation and benefits	25,610	31,713
Current portion of deferred revenue	15,958	22,177
Current portion of income taxes payable	12,661	—
Current portion of capital lease obligations	417	—
Other accrued liabilities	53,892	15,083
Current liabilities of discontinued operations	19,979	14,124
Total current liabilities	171,129	127,465
Deferred revenue, less current portion	6,502	6,527
Income taxes payable, less current portion	1,617	1,871
Deferred income taxes	—	243
Total liabilities	179,248	136,106
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value; 60,000,000 shares authorized; 26,937,498 and 27,161,849 shares issued and 18,302,368 and 17,599,029 outstanding at September 30, 2008 and September 30, 2009, at stated amount, respectively	328,323	338,739
Treasury stock, at cost; 8,635,130 and 9,562,820 shares at September 30, 2008 and September 30, 2009, respectively	(289,103)	(319,149)
Accumulated other comprehensive income	5,536	8,268
Retained earnings	230,950	269,270
Total shareholders’ equity	275,706	297,128
Total liabilities and shareholders’ equity	$454,954	$433,234

MAXIMUS, Inc. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2008	2009	2008	2009

Revenue	$177,468	$194,038	$693,663	$717,299
Cost of revenue	127,855	143,561	504,641	525,032
Gross profit	49,613	50,477	189,022	192,267
Selling, general and administrative expenses	29,169	26,578	107,986	106,723
Gain on sale of building	—	—	3,938	—
Legal and settlement expense (recovery), net	36,727	190	38,358	(4,271)
Operating income from continuing operations	(16,283)	23,709	46,616	89,815
Interest and other income, net	325	(113)	2,423	145
Income (loss) from continuing operations before income taxes	(15,958)	23,596	49,039	89,960
Provision for income taxes	(6,108)	9,163	19,221	35,377
Income (loss) from continuing operations	(9,850)	14,433	29,818	54,583

Discontinued operations, net of income taxes:
Loss from discontinued operations	(7,749)	(4,304)	(17,506)	(6,476)
Loss on disposal	(7,361)	(1,562)	(5,635)	(1,567)
Loss from discontinued operations	(15,110)	(5,866)	(23,141)	(8,043)

Net income (loss)	$(24,960)	$8,567	$6,677	$46,540

Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.53)	$0.82	$1.56	$3.11
Loss from discontinued operations	(0.82)	(0.33)	(1.21)	(0.46)
Basic earnings (loss) per share	$(1.35)	$0.49	$0.35	2.65

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.53)	$0.80	$1.54	$3.05
Loss from discontinued operations	(0.82)	(0.32)	(1.19)	(0.45)
Diluted earnings (loss) per share	$(1.35)	$0.48	$0.35	$2.60

Dividends paid per share	$0.10	$0.12	$0.40	$0.46

Weighted average shares outstanding:
Basic	18,540	17,538	19,060	17,570
Diluted	18,540	17,945	19,305	17,886

MAXIMUS, Inc. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	Year Ended September 30,
	2008	2009

Cash flows from operating activities:
Net income	$6,677	$46,540
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	23,141	8,043
Depreciation	8,845	8,882
Amortization	3,396	3,350
Deferred income taxes	(28,851)	26,719
Gain on sale of building	(3,938)	—
Gain on sale of fixed assets	—	(51)
Deferred interest income on note receivable	147	376
Non-cash equity based compensation	9,123	7,307
Changes in assets and liabilities, net of effects from divestitures:
Accounts receivable – billed	(13,458)	(12,040)
Accounts receivable – unbilled	2,516	(7,649)
Due from insurance carrier	(12,500)	12,500
Prepaid expenses and other current assets	(1,207)	(11,801)
Deferred contract costs	2,792	(2,882)
Other assets	(1,250)	(824)
Accounts payable	266	1,855
Accrued compensation and benefits	2,422	5,476
Deferred revenue	(90)	5,820
Income taxes	11,223	(20,751)
Other liabilities	47,502	(36,715)
Cash provided by operating activities - continuing operations	56,756	34,155
Cash used in operating activities - discontinued operations	(1,206)	(3,522)
Cash provided by operating activities	55,550	30,633
Cash flows from investing activities:
Proceeds from sales of discontinued operations, net of transaction costs	37,678	(1,626)
Proceeds from sale of building, net of transaction costs	5,929	—
Acquisition of business, net of cash acquired	(3,150)	(406)
Proceeds from note receivable	237	972
Purchases of property and equipment	(10,380)	(19,694)
Capitalized software costs	(5,131)	(6,888)
Decrease in marketable securities	126,210	—
Proceeds from sale of equipment	—	696
Cash provided by (used in) investing activities - continuing operations	151,393	(26,946)
Cash used in investing activities - discontinued operations	(2,933)	(90)
Cash provided by (used in) investing activities	148,460	(27,036)
Cash flows from financing activities:
Employee stock transactions	4,422	2,292
Repurchases of common stock	(164,466)	(30,046)
Price adjustment under Accelerated Share Repurchase agreement	13,903	—
Payments on capital lease obligations	(1,627)	(417)
Tax benefit due to option exercises and restricted stock units vesting	689	651
Cash dividends paid	(7,798)	(8,054)
Cash used in financing activities - continuing operations	(154,877)	(35,574)
Cash provided by financing activities - discontinued operations	—	—
Cash used in financing activities	(154,877)	(35,574)
Effect of exchange rate changes on cash	—	187
Net increase (decrease) in cash and cash equivalents	49,133	(31,790)
Cash and cash equivalents, beginning of period	70,472	119,605
Cash and cash equivalents, end of period	$119,605	$87,815

Segment Information (3)

The following table provides certain financial information for each of the Company’s business segments
(in thousands):

	Three Months Ended September 30,				Year Ended September 30,
	2008	% (1)	2009	% (1)	2008	% (1)	2009	% (1)

Revenue:
Operations	$163,520	100%	$181,718	100%	$629,226	100%	$659,204	100%
Consulting	13,948	100%	12,320	100%	64,437	100%	58,095	100%
Total	177,468	100%	194,038	100%	693,663	100%	717,299	100%

Gross Profit:
Operations	43,715	26.7%	46,066	25.4%	163,308	26.0%	169,749	25.8%
Consulting	5,898	42.3%	4,411	35.8%	25,714	39.9%	22,518	38.8%
Total	49,613	28.0%	50,477	26.0%	189,022	27.2%	192,267	26.8%

Selling, general, and administrative expense:
Operations	21,886	13.4%	22,078	12.1%	79,439	12.6%	85,944	13.0%
Consulting	6,748	48.4%	4,221	34.3%	26,623	41.3%	19,866	34.2%
Corporate/Other	535	(2)	279	(2)	1,924	(2)	913	(2)
Total	29,169	16.4%	26,578	13.7%	107,986	15.6%	106,723	14.9%

Operating income (loss) from continuing operations:
Operations	21,829	13.3%	23,988	13.2%	83,869	13.3%	83,805	12.7%
Consulting	(850)	(6.1)%	190	1.5%	(909)	(1.4)%	2,652	4.6%
Consolidating adjustments	(535)	(2)	(279)	(2)	(1,924)	(2)	(913)	(2)
Subtotal: Segment operating income	20,444	11.5%	23,899	12.3%	81,036	11.7%	85,544	11.9%
Gain on sale of building	—		—		3,938	0.6%	—
Legal and settlement (expense) recovery, net	(36,727)	(20.7)%	(190)	(0.1)%	(38,358)	(5.5)%	4,271	0.6%
Total	$(16,283)	(9.2)%	$23,709	12.2%	$46,616	6.7%	$89,815	12.5%

(1)	% of respective segment revenue

(2)	Not meaningful

(3)	All information has been reclassified to account for the ERP division as discontinued operations

MAXIMUS, Inc.
Supplemental Pro Forma Diluted EPS from Continuing Operations ("Adjusted EPS")
Fiscal Years 2009 and 2008

	Q1 09	Q2 09	Q3 09	Q4 09	Total FY 09
Diluted EPS from continuing operations-
GAAP basis	$0.69	$0.66	$0.89	$0.80	$3.05

Pro forma adjustments:
Legal and settlement expense (recovery), net	-	0.01	(0.16)	0.01	(0.14)
Severance	-	0.01	-	-	-
Subtotal pro forma adjustments	$0.00	$0.02	($0.16)	$0.01	($0.14)

Adjusted EPS from continuing operations	$0.69	$0.68	$0.73	$0.81	$2.91

	Q1 08	Q2 08	Q3 08	Q4 08	Total FY 08
Diluted EPS from continuing operations-
GAAP basis	$0.54	$0.65	$0.86	($0.53)	$1.54

Pro forma adjustments:
Legal and settlement expense (recovery), net	-	0.03	0.02	1.23	1.28
Gain on sale of building	-	-	(0.13)	-	(0.13)
Pre-ASR interest income	(0.03)	-	-	-	(0.03)
Severance	-	-	-	0.03	0.03
Subtotal pro forma adjustments	($0.03)	$0.03	($0.11)	$1.26	$1.15

Adjusted EPS from continuing operations	$0.51	$0.68	$0.75	$0.73	$2.69

CONTACT:
MAXIMUS
Lisa Miles
800-MAXIMUS x11637